IC One/eExpo

                               MARKETING AGREEMENT

THIS MARKETENG AGREEMENT (the "Agreement"), dated effective as of June 22, 1999 (the "Effective Date") is by and between IC One, Inc., a Delaware corporation with its principal place of business at 205 West 700 South, Suite 200 ("IC One") and eExpo, Inc., a Delaware corporation with its principal place of business at 1601 North State Street, Lehi. Utah 84043 ("eExpo").

RECITALS:

A. IC One is in the business of research. development, and implementation of loyalty and incentive purchase programs, card enhancement and value added card services, utilizing smart card funds transfer technology ("IC One Systems and Services").

B. eExpo is in the business of development and implementation of cash and information processing, registration, communications and loyalty card applications as well as remote educational courseware for the convention and tradeshow industries, and specific businesses within the hospitality industry ("eExpo's Industries").

C. eExpo is desirous of receiving Exclusive Marketing Rights to implement IC One Systems and Services specific to and limited to, eExpo's Industries including eExpo clients as defined in the attached Appendix A ("eExpo's Clients) which is made a part hereof.

AGREEMENTS:

In consideration of the mutual covenants and agreements set forth herein. the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Definitions.

         1.1 The  "Marketing  Rights" shall mean the right to use,  incorporate,
integrate,   and/or  engage  the  business  of  companies  specific  to  eExpo's
Industries who are interested in benefiting from IC One Systems and Services.

         1.2 All other initially capitalized terms shall have the meanings assigned to them in this Agreement.

2.       Consideration.   In  consideration  of  the covenants,  warranties  and
commitments made by IC One and eExpo in this agreement, the Parties agree as follows:

         2.1 Marketing Performance Obligations. IC One agrees to provide eExpo with the

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Exclusive  Marketing  Rights to the IC One  Systems  and  Services  for  eExpo's
Industries and eExpo's Clients, for the purpose of providing IC One and eExpo with viable economic benefit. IC One has agreed to enter into this Marketing Agreement with eExpo, based upon eExpo's representation of its ability to deliver to IC One economically viable business opportunities. In the event eExpo is unable to deliver to IC One, within 120 days of the Effective Date of this Agreement, an economically viable business opportunity, or is unable to perform in accordance with the performance criteria as outlined in the attached Appendix B which is made a part hereof, IC One has the right. unilaterally, to void this Agreement. Every 90 days thereafter, the Parties shall mutually determine. using reasonable standards, eExpo's performance under this Agreement.

         2.2 IC One Performance Obligations. IC One agrees to provide directly or indirectly (following reasonable time to develop, as needed) the technology (hardware and software along with reasonable support, installation. and service) required for the various viable business opportunities brought to IC One by eExpo, in which IC One agrees to engage. IC One also agrees to provide, directly or indirectly the necessary marketing support to eExpo including but not limited to training, customer service, marketing materials, and program endorsement references. IC One excludes and disclaims all warranties, whether express or implied, including without limitation, warranties of merchantability and fitness of IC One Systems and Services for a particular purpose.

         2.3 Card and Equipment Purchase Obligations. eExpo shall have the option to purchase from or through IC One, all cards and card acceptance devices
(CADs) required for each business application eExpo engages the IC One Systems and Services. eExpo also shall have the option to purchase, install and service all CADs required for each business application eExpo engages the IC One Systems and Services. eExpo and IC One agree to cooperate in a spirit of teamwork in the purchase, development and implementation of cards and CADs.

         2.4 Compensation Schedule. IC One and eExpo agree to share fees charged to eExpo's Clients in accordance with the schedule as outlined in the attached Appendix C, which is made a part hereof. Any additional revenue opportunities which are not addressed in Appendix C, shall be arranged and mutually agreed upon by both parties prior to receipt thereof. All payments shall be accompanied by a reasonably detailed report, describing the services and/or products employed in the transaction(s) as well as the calculation used to determine the payment.

         2.5 Payment. IC One and eExpo shall determine compensation by way of mutual written agreement subject to and prior to each business opportunity brought to IC One by eExpo. In the event eExpo or IC One agrees to pay the other in a transaction(s), the paying party's payment shall be accompanied by a reasonably detailed report, describing the services and/or products employed in the transaction(s) as well as the calculation used to determine the payment.

         2.6 Audit Rights. The Parties shall keep accurate books of account and records covering all transactions relating to this Agreement. The party receiving a payment from the other party shall have the right, upon ten (10) business days prior written notice and during

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reasonable  business hours, to have a certified  public  accounting firm examine the paying party's records relating to the transaction(s). The receiving party shall bear the cost of such inspection and audit unless the results of such audit indicate underpayments of more than five percent (5%) for the period under review, in which case the reasonable cost of the audit will be borne by the paying party. Such audits may be made no more frequently than once every three
(3) months, unless the preceding audit revealed a material underpayment. All relevant records shall be kept available for at least two (2) years after the calendar month to which they relate.

         2.7 Term. The term of this Agreement shall be five (5) years from the Effective Date, unless either party fails to perform their obligations under this Agreement, in which case, the party which has been failed may terminate this Agreement. The Term shall be automatically extended for consecutive one year periods following the end of the first five year term if eExpo demonstrates and IC One agrees, that Marketing Performance Obligations of eExpo have been met or exceeded.

3. Covenant Not to Compete. The parties hereby covenants and agree that for the term of this Agreement and for a period of five (5) years thereafter, they will not, directly or indirectly, without the prior written consent of the other party, develop, market or sell, or assist in the development, marketing or sale of, any product or technology that competes with the other party in the United States and any other geographic areas in which their Systems and Services are marketed (a "Competitive Product"); including without limitation providing consultative services, owning, managing, operating, participating in, controlling, or being connected as a majority stockholder, partner, or otherwise with any business, individual or entity that creates, develops or markets a Competitive Product, and including any such actions by its officers, directors and/or key employee(s). If the agreement is terminated, the parties may continue in their respective businesses as constituted at the time of termination.

4. IC One/eExpo ("the Parties") Warranties.

         4.1 Corporate Power. Etc. The Parties hereby represent, warrant. and covenant to each other that (a) each party has all necessary right and power to enter into and perform according to the terms and conditions of this Agreement;
(b) all corporate action on the part of the Parties, its respective directors and its stockholders necessary for the authorization, execution. delivery and performance of this Agreement and any other agreements contemplated hereby has been taken; (c) the terms of this Agreement do not violate or conflict with any other agreement or obligation of the Parties; and (d) this Agreement is a valid and binding agreement on the Patties, enforceable in accordance with its terms.

         4.2 Litigation. There is no action, suit, investigation, or other proceeding pending or, to the Parties' knowledge, threatened against or materially adversely affecting the Parties' right and ability to consummate the transactions contemplated by this Agreement; nor do the Parties know or have reason to know of any basis for the same.

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         4.3  Infringement.  IC One  warrants  that  the  Marketing  Rights  and elements thereof are solely owned by IC One and do not violate any rights of any third party, and that it has not received any notice of such a claim. To IC One's best knowledge, no third party is infringing or has infringed any rights with respect to the Marketing Rights.

         4.4 Survival. The representations, warranties and covenants contained in or made pursuant to this Agreement shall survive execution and any termination of this Agreement.

5. Confidentiality. The parties agree to treat as highly confidential, and never to use. copy or disclose to any third party, except as required by law, any source code or trade secrets which should reasonably be understood to be confidential to the other party.

6. Breach of Agreement; Remedies. If either party believes that the other has materially breached any provision of this Agreement, the party alleging the breach shall deliver notice to the other party, specifying the nature of the alleged breach. The party alleged to be in breach shall have sixty (60) days from the date of mailing of such notice in which to attempt to cure the alleged breach. During such sixty (60) day period, either party may request a personal meeting between the parties in which to negotiate in good faith to attempt to resolve the dispute. If such negotiations are unsuccessful and the alleged breach has not been cured by the end of such sixty (60) day period, the party alleging the breach may pursue any and all rights and remedies that it has under this agreement, at law or in equity. The parties agree that the remedy at law for any breach of its covenant not to compete and its covenant of confidentiality shall be inadequate and that irreparable harm shall be presumed, and the other party shall be entitled to injunctive relief, in addition to any other remedy it might have, including damages and the right to recover reasonable attorneys' fees, if it becomes necessary for the injured party.

7. Rights Reserved; Reasonable Efforts to Market. eExpo shall have the right to market the IC One Systems and Services as outlined in Section 2. Nothing in this Agreement shall impair IC One's right to acquire, license, independently develop for itself or have others independently develop for it similar products performing the same or similar functions as IC One Systems and Services, or to provide Marketing Rights to others not infringing upon eExpo's Industries. eExpo is required to use reasonable efforts to develop business opportunities, market and promote the IC One Systems and Services, in general, in both U. S. and international markets within eExpo's Industries.

8. LIMITATION OF LIABILITY AND DAMAGES. OTHER THAN AS SET FORTH ELSEWHERE IN THIS AGREEMENT, EACH PARTY EXPRESSLY EXCLUDES AND DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF' MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT.

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9.       Miscellaneous.

         9.1 Notice. All notices between the parties shall be in writing and shall be sent by certified or registered mail or commercial overnight delivery service, with provisions for a receipt. or by confirmed facsimile transmission, to the address of the other party listed above (or to such other address as a party may furnish to the other in writing).

         9.2 Entire Agreement; Amendment; Waiver. This Agreement and any additional documents required to be delivered hereunder, constitutes the
complete   agreement   between   the  parties  and   supersedes   all   previous
representations, written or oral, with respect to the IC One Systems and Services or other subject matter of this Agreement. Except as otherwise expressly provided herein, this Agreement may be modified or amended only by a writing signed by duly authorized representatives of both parties. The waiver by either party of any default or breach of this Agreement, or any obligation hereunder, shall be ineffective unless in writing, and shall not constitute a waiver of any subsequent breach or default. No failure to exercise any right or power under this Agreement onto insist on strict compliance by the other party shall constitute a waiver of the right in the future to exercise such right or power or to insist on strict compliance.

         9.3 Governing Law and Jurisdiction. This Agreement shall be Governed by and construed in accordance with the internal laws of the state of Utah and applicable federal laws. The parties consent to the exclusive jurisdiction and venue of Utah state and federal courts in any action arising out of this Agreement.

         9.4 Attorneys' Fees. In the event of any default under this Agreement, the defaulting party shall pay all costs incurred by the other party by reason of the default, including court costs and reasonable attorneys' fees (whether or not the attorney is a salaried employee of the non-defaulting party), and also including such expenses incurred before legal action or bankruptcy proceeding, during the pendency thereof, and continuing to all such expenses in connection with appeals to higher courts. If the attorney is a salaried employee of the non-defaulting party, a reasonable attorney's fee shall be an amount charged by similarly qualified attorneys in private practice for similarly services. If a party is accused of default by the other, but there is a final decision by a court of law, not overturned on appeal, that the party did not default as alleged. the party wrongly accused of default shall be entitled to an award of its costs and reasonable attorneys' fees as described above.

         9.5 Cumulative Remedies. All rights and remedies provided in this Agreement, at law or in equity are cumulative.

         9.6 Severability. If any term of this Agreement is held invalid or unenforceable by a court or arbitrator of competent jurisdiction, including without limitation the term and geographic scope of the covenant not to compete, such term shall be reduced or otherwise modified by such court or arbitrator to the minimum extent necessary to make it valid and enforceable. If such term

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cannot be so  modified,  it shall be  severed  and the  remaining  terms of this
Agreement shall be interpreted in such a way as to give maximum validity and enforceability to this Agreement.

         9.7 Binding Effect; Assignment. This Agreement is binding upon the parties and their respective successors, representatives and assigns; however, neither party may not assign or transfer this Agreement or any of his rights or duties hereunder without prior written consent of the other party, which shall not be unreasonably withheld. In the event of bankruptcy by either party, the rights and privileges provided for in this Agreement shall remain in effect.

         9.8 Language. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

         9.9 Force Majeure. Neither party shall be liable for any failure or delay in performing hereunder, if such failure or delay is due to war, strike, government requirements, acts of nature, acts or omissions of carriers, or other cause(s) beyond its reasonable control.

         9.10 Counterparts. This agreement may be executed in counterparts, and all counterparts shall be deemed to be one and the same agreement.

         9.11 No Agency. This Agreement shall not be construed to create any agency or partnership between the Parties. Neither party has authority to bind the other, to incur any liability or act on behalf of the other, or to direct the others' employees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

eExpo, Inc.                                      IC One, Inc.

By: /s/ Edgar Bolton                             By: /s/ A. D. Bennett

   ----------------------                            ------------------------
Print Name: Edgar Bolton                         Print Name:  A. D. Bennett

Title: President                                 Title: President

Date: 6/23/99                                    Date: 6/23/99

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                                   Appendix A

eExpo Clients:

Storage Technology
Novell *
Glaxo-Wellcome
Compaq
3 Com
Nortel

Lucent *
Cisco Systems *
Microsoft *
Park-Davis
Hewlett Packard *

* Companies which IC One has engaged or with which IC One is currently engaging in business dealings. IC One shall have the right to continue its business dealings with these companies without infringing upon eExpo's Exclusive Marketing rights as defined in this Agreement.

eExpo's Industries shall include cash and information processing, registration, communications and loyalty card applications as well as remote educational courseware for the convention and tradeshow industries, and the following specific sectors of or businesses within the hospitality industry:

         1.    Marriott Corporation

         2.    Non-exclusive marketing rights for hotels

         3. Exclusive marketing rights for smart cards issued through trade shows or convention centers for Hotels which are members of convention and visitors bureaus or associated with the convention and trade show industry

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                                   Appendix B

In exchange for the specific performance for the Marketing Rights, within the first l2 months. eExpo will produce 1/2 million cards, and within the First 36 months, eExpo will produce 5 million cards. The cost per card to eExpo shall not exceed $4. Thereafter, the performance will be reviewed and mutually agreed upon on a yearly basis.

                                   Appendix C

For all eExpo programs using smart cards, a transaction fee of 1/2% of the total transaction amount shall be paid to IC One. In addition and in the event eExpo participates in the IC Kids Card program, IC One shall receive 11% of the total loyalty contribution amount with the balance to be distributed between eExpo and the beneficiaries. Compensation from eExpo's participation in all other IC One sponsored loyalty programs will be determined mutually between eExpo and IC One prior to execution. All sign-up fee revenues and card production revenues will go to eExpo.

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                                1 September, 1999
                                   Addendum 1

                To IC One and eExpo Agreement dated 22 June 1999

eExpo has disclosed it's unique business model and approach using some of the features of the IC One Kid's card, to IC One, for the purpose of pursuing business for eExpo, and IC One, in several different markets. This includes the use of the organizational sponsor approach (for example: where an organization such as Compaq sponsors the eExpo smart cards which when used by the cardholders provides for income for the sponsoring organization, Compaq, to be used for educational purposes such as, in Compaq's case, computers for local and long distance learning applications). IC One and eExpo agree that this organizational sponsor business model concept is proprietary to eExpo and will not be used by IC One in competition with eExpo, or disclosed to any third party.

The Houston Independent School District is added as a client exclusive to eExpo.

IC One and eExpo agree that eExpo will have the right to defend eExpo's exclusive marketing rights, under IC One's Smart Card Loyalty patent when it is deemed that an infringement has occurred that would be in conflict with eExpo's exclusive marketing rights.

IC One and eExpo agree that if either party declares bankruptcy or is unable or unwilling to continue to provide the necessary support to continue to sell to and develop the markets covered by this agreement that the technical specifications and descriptions, software source code and other tools of the party unable or unwilling to continue to provide the support will be provided to the other party for it's use in sales to, and development of, the markets covered by this agreement. Both parties agree that they will not restrict the employees, or former employees, of the other party, from assisting the other party in implementing the necessary capabilities to continue to develop and sell their respective services in the covered markets. The rights of IC One and eExpo, covered by this agreement, shall survive and continue in force after any declaration of bankruptcy or substantial sale of assets or change in ownership or majority control of either party.

When work is performed by the employees of either party, for the benefit of the other party, and authorized in writing by the other party, the benefiting party shall pay the fees, which must be mutually agreed upon in advance, to the party providing the work. The specific work performed, which shall not be construed to include preexisting products, shall be owned by the party paying the fees, unless otherwise agreed to in writing by both parties.

eExpo agrees that IC One will receive from eExpo, for all eExpo smart card loyalty applications, where IC One provides the communications, reporting and/or data base transaction services for eExpo, the fees specified in Appendix C of the 22 June 1999 agreement. For eExpo Smart Card Loyalty applications, that are covered by IC One's patent, and the application has been approved by IC One, where IC One does not provide any promise to eExpo, IC One will receive 2% of the loyalty contributions.

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Agreed to:

eExpo, Inc.                                       IC One, Inc.

By: /s/ Edgar Bolton                              By: /s/ Douglas Lloyd

    ---------------------                             ------------------------
Print Name: Edgar Bolton                          Print Name: Douglas Lloyd

Title:  President                                 Title: Sr. V.P.

Date: 9/1/99                                      Date: 9/1/99

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                                10 November, 1999
                                   Addendum 2

                To IC One and eExpo Agreement dated 22 June 1999

IC One, Inc. and Electronic Exposition Information Technologies, Inc. (eExpo) desire that eExpo acquire from IC One the world wide exclusive marketing and business development rights to the IC One Kid's Card program and the eExpo eduSmartCard program. The IC One Kid's Card program will be incorporated into the eExpo eduSmartCard program.

These exclusive world wide rights, granted to eExpo by IC One under it's patent, will allow eExpo to provide smart cards, smart card readers, cash handling, information processing and data management to all those who currently participate, and all those who may participate in the future, in the educational loyalty, or charity, programs as defined by, and included in, the IC One Kid's Card program and the eExpo eduSmartCard program.

The IC One Kid's Card program provides a smart card to parents, students, or other cardholders, that they can use when they shop at participating merchants, that is used to raise money for education. With each purchase the merchant contributes a percentage of the purchase amount to the schools of the cardholder's choice. The schools have agreed to allow the first $12 to $20 be withheld from merchant contributions (cash or equivalent), and 11% thereafter, by IC One to pay for the cost of card issuance and other aspects of the program. The merchants have also agreed to pay IC One 1/2% of the gross sale amount, prior to discount, for administration of the program. This program is in operation in Cache and Utah Counties, in Utah, and is being considered in other States and countries.

The eExpo eduSmartCard program will provide a smart card to cardholders participating in all segments of the education, or charity, market, that they can then use when they shop at participating merchants. With each purchase the merchant contributes a percentage of the purchase amount to be used for education or charity (cause marketing funds) as defined by the eExpo educational/charity (cause marketing) foundation. As an option, part of the contribution is allocated to the school or educational function specified by the cardholder in agreement with the eExpo foundation, and the remainder is allocated by the eExpo foundation. The primary use will be for leases of computers with educational learning, software to be supplied to students, teachers, and schools. Basically the smart cards are used for cause marketing, with education being the first "cause" in the eduSmartCard program. In addition the eduSmartCard program involves organizational sponsors that pay eExpo to advertise on the smart cards, and, in some cases, the terminals provided to the merchants, in the different geographic areas of the program, and for marketing access to the cardholders of the eduSmartCards. The eduSmartCard program also allows electronic "loyalty coupons" to be issued for the smart cards of the cardholders by suppliers to merchants, "loyalty credits" being put on the smart cards by manufactures, and "loyalty points" being put on the smart cards by manufactures, service organizations, merchants, and suppliers to merchants. The eduSmartCard will also be

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used for storage of cardholder credit card information to be used as an optional method of payment by the cardholder.

For the projects covered by this Addendum 2, eExpo will include the IC One logo on the smart cards issued and the terminals installed, when they are used in conjunction with these projects. The logo's will be unobtrusive, with the size being defined by eExpo, in order to allow eExpo to market the projects in accordance with the eduSmartCard plan. eExpo will provide it's best effort to have the IC One logo over the smart chip on the smart card.

On the 15th of November, 1999. eExpo will assume responsibility for supporting and expanding the current IC One Kid's Card project. Any work performed by IC One. or it's employees, on the IC One Kid's Card project, after this date must be approved and authorized, in advance, in writing, by eExpo. By the 15th of November, 1999, and thereafter as needed, IC One will provide eExpo with all the equipment, supplies, tools, software, information, employee knowledge, customer lists, rights (as they pertain to the Kid's Card program), and any other items owned and used by IC One on the Kid's Card project, that are needed by eExpo to assume responsibility for this project, free and clear of any encumbrances, for eExpo to use and own in expanding and supporting the, Kid's Card program.

Other Smart Card loyalty, or charity, programs, that IC One becomes aware of, outside the exclusive marketing area of eExpo, but within the educational segment of the market, will be offered by IC One to eExpo. If eExpo declines the business opportunity then IC One is free to follow up and pursue the opportunity. On a case by case basis, for these other business opportunities outside the exclusive marketing rights covered by this Addendum 2, when eExpo accepts the opportunity, IC One and eExpo will modify and adjust the payment arrangements of this agreement as appropriate.

IC One will continue to provide "Loyalty Central" communications services for the merchants and cardholders, and the backend database processing services needed for the IC One Kid's Card and eExpo eduSmartCard programs (which may be physically located at IC One or at eExpo). For this IC One will continue to receive it's customary fees, but no greater than 1/2% of the total transaction amount and 11% of the total loyalty (or charity) contribution amount. In the event that IC One is unable or unwilling to provide the services and support needed to continue the IC One Kid's Card and the eExpo eduSmartCard projects, IC One will provide eExpo with the rights and assets currently owned by IC One that are necessary to continue the support, development and expansion of the IC one Kid's Card project and the eExpo eduSmartCard project.

Beginning on l1/15/99 all of the remaining fees and benefits that IC One is entitled to under the current, and future expanded, IC One Kid's Card program, other than the above mentioned fees, will be paid to eExpo. When IC One receives any of the fees that are to be paid to eExpo, IC One will immediately transfer the fees to eExpo in the most expeditious way possible.

Agreed to:

eExpo, Inc.                                       IC One, Inc.

By: /s/ Edgar Bolton                              By: /s/ Skip Bennett

    --------------------                              -----------------------
Print Name: Edgar Bolton                          Print Name: Skip Bennett

Title:  President / CEO                           Title: President / CEO

Date: 11/10/99                                    Date: 11/10/99

When eExpo requests a change to the IC One "Loyalty Central" communications and data base handling services. and it is agreed by IC One and eExpo that it is not a general capability that should normally be included in a "Loyalty Central" communications and data processing system. eExpo will request a quote from IC One to make the agreed upon changes. If eExpo accepts the bid and agrees to pay for the changes. IC One will make the changes and bill eExpo for the changes. When eExpo pays for the changes, they will become the property of eExpo and cannot be used by any other client of IC One, except eExpo.

As soon as possible eExpo will modify the IC One Kid's Card program to incorporate it into the eExpo eduSmartCard program (business mode). This may involve substantial change in the way the current beneficiaries, cardholders, and merchant participate in the program and may include having the merchant terminals initially communicate with the eExpo server/switcher, which will then communicate with the IC One "Loyalty Central" data base processing system. IC One agrees that it will allow eExpo to make the changes and support these changes with the needed modifications and enhancements of IC One's "Loyalty Central" systems and services, as required and defined by eExpo.

When the merchant terminals communicate first, as described above, with the eExpo server/switcher, and the software that is used to communicate with these merchant terminals is hosted on the eExpo server/switcher, which in turn communicates with the IC One data base processor system for loyalty and accounting processing, the 1/2 % transaction fee paid by the merchants will be split as follows: 1/4% to IC One and 1/4% to eExpo, and the charity contribution will be split as follows: 3/4 of the 11% of the contribution made by the merchant to IC One and1/4 of the 11% of the contribution made by the merchant to eExpo. When all of the communications and data base processing is done by, and all of the needed software is provided by and hosted on the, IC One system, IC One will be entitled to the fees specified in paragraph 8 of this Addendum 2. When all of the communications and data base processing is done by, and all of the needed software is provided by eExpo and hosted on the, eExpo server/switcher, the fees paid by eExpo to IC One will be as specified in paragraph 6 of Addendum 1, of the agreement dated 22 June 1999.

eExpo will offer IC One first right of refusal to furnish the smart card stock and merchant terminals, to eExpo, for the projects covered by this Addendum 2, provided IC One meets, or improves upon, the technical specifications, prices, terms and delivery requirements, which is offered to eExpo through other sources.

IC One and eExpo agree that all the prior terms and conditions specified and defined in the 22 June agreement, with it's accompanying appendices A, B and C, as well as it's accompanying Addendum 1, dated 1 September, 1999, to which this addendum applies, shall remain in force and effect, except as specified and defined in this Addendum 2.